Exhibit 99.1

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Transocean Ltd. Investor Relations and Corporate Communications

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Analyst Contacts:	Thad Vayda	News Release
+1 713-232-7551

Diane Vento
+1 713-232-8015

Media Contact:	Guy A. Cantwell	FOR RELEASE: March 1, 2013
+1 713-232-7647

TRANSOCEAN LTD. REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

•                  Fourth quarter 2012 revenues were $2.326 billion, compared with $2.431 billion in the third quarter 2012;

•                  Operating and maintenance expenses for the fourth quarter were $1.438 billion, compared with $1.321 billion in the third quarter 2012;

•                  Fourth quarter 2012 net income attributable to controlling interest was $456 million, which included $126 million of net favorable items.   This compares with the third quarter 2012 net loss attributable to controlling interest of $381 million, which included $887 million of net unfavorable items;

•                  Fourth quarter Annual Effective Tax Rate(1) from continuing operations was 7.8 percent, compared with 15.2 percent in the third quarter 2012;

•                  Fourth quarter net income attributable to controlling interest was $1.26 per diluted share.   After adjusting for net favorable items, adjusted earnings from continuing operations were $330 million, or $0.91 per diluted share;

•                  Cash flows from operating activities were $923 million in the fourth quarter, compared with $786 million in the third quarter 2012;

•                  Revenue efficiency(2) from continuing operations was 94.7 percent in the fourth quarter, compared with 94.9 percent, in the third quarter 2012.  Ultra-Deepwater revenue efficiency was 95.5 percent, compared with 95.9 percent in the prior quarter.  Total rig utilization(3) from continuing operations was 79 percent in the fourth quarter, compared with 80 percent in the third quarter 2012;

•                  New contracts associated with continuing operations totaling $2.0 billion were secured in the Fleet Status Report periods October 17, 2012 through February 14, 2013.  Backlog from continuing operations was $28.8 billion at February 14, 2013; and

•      During the fourth quarter of 2012, the company reclassified its drilling management services operations in the U.S. Gulf of Mexico to discontinued operations, reducing revenues and operating and maintenance expenses in the period by $51 million and $50 million, respectively.

ZUG, SWITZERLAND — Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today reported net income attributable to controlling interest of $456 million, or $1.26 per diluted share, for the three months ended December 31, 2012.  Fourth quarter 2012 results included net favorable items of $126 million, or $0.35 per diluted share.  The results compare with a net loss attributable to controlling interest of $6.2 billion, or $18.76 per diluted share, for the three months ended December 31, 2011.  Fourth quarter 2011 results included net unfavorable items of $6.3 billion, or $19.02 per diluted share.  The net unfavorable items in 2011 were primarily due to a loss on goodwill impairment of $5.2 billion, or $15.83 per diluted share, related to the contract drilling services reporting unit; and $1.0 billion, or $3.04 per diluted share, for estimated loss contingencies associated with the Macondo well incident.

Fourth quarter 2012 net favorable items, after tax, included the following:

•                  $101 million, or $0.28 per diluted share, associated with favorable discrete tax items, and

•                  $25 million, or $0.07 per diluted share, of income from discontinued operations primarily associated with the sale of the shallow water rigs.

After consideration of these net favorable items, adjusted earnings from continuing operations were $330 million, or $0.91 per diluted share.  A reconciliation of the non-GAAP adjusted net income and diluted earnings per share is included in the accompanying schedules.

Revenues from continuing operations for the three months ended December 31, 2012 were $2.326 billion, compared with revenues of $2.431 billion during the preceding three month period.  Contract drilling revenues decreased $35 million primarily due to the expected increase in out of service time, partly offset by higher average dayrates.  Revenue efficiency from continuing operations was 94.7 percent for the fourth quarter, compared with 94.9 percent in the third quarter 2012.  Other revenues decreased $70 million to $51 million for the fourth quarter 2012, compared with $121 million in the prior quarter, primarily due to lower drilling management services activity.

As expected, operating and maintenance expenses from continuing operations increased $117 million to $1.438 billion for the fourth quarter of 2012, compared with $1.321 billion for the prior quarter.  Contract drilling expenses increased $173 million primarily due to higher maintenance and shipyard costs associated with rigs undergoing surveys and other projects.  Costs associated primarily with the company’s drilling management services reporting unit decreased $56 million due to reduced activity.

General and administrative expenses were $65 million for the fourth quarter 2012, compared with $69 million in the previous quarter.

Transocean’s fourth quarter Effective Tax Rate(4) from continuing operations was (20.7) percent, compared with 16.5 percent in the third quarter 2012.  The decrease in the Effective Tax Rate was due to changes in estimates primarily related to settlements of prior years’ tax liabilities.  Transocean’s Annual Effective Tax Rate from continuing operations for the fourth quarter 2012 was 7.8 percent.  This compares with 15.2 percent for the prior quarter.  The decrease was primarily due to changes in the blend of income that is taxed based on gross revenues versus pre-tax income, the foreign exchange effect of the strengthened Norwegian krone versus the U.S. dollar, and rig movements between jurisdictions.  Fourth quarter 2012 income tax expense included a favorable adjustment of $37 million, or $0.10 per diluted share, required to decrease the 2012 Annual Effective Tax Rate to 17.8 percent from 20.5 percent for the nine months ended September 30, 2012.

Interest expense, net of amounts capitalized, was $180 million, unchanged from the prior quarter.  Capitalized interest for the fourth quarter was $18 million, compared with $12 million in the third quarter 2012.   Interest income decreased to $13 million in the fourth quarter, compared with $15 million in the third quarter 2012.

Cash flows from operating activities were $923 million for the fourth quarter, compared with $786 million for the third quarter 2012.  Capital expenditures from continuing operations were $657 million for the fourth quarter, compared with $201 million in the third quarter of 2012.

Full Year 2012

For the year ended December 31, 2012, net loss attributable to controlling interest totaled $219 million, or $0.62 per diluted share.   Full year results included $1.638 billion, or $4.58 per diluted share, of net unfavorable items as follows:

•                  $961 million, or $2.70 per diluted share, loss on impairment of assets included in discontinued operations;

•                  $756 million, or $2.11 per diluted share, primarily for estimated loss contingencies associated with the Macondo well incident;

•                  $135 million, or $0.38 per diluted share, additional charges associated with the estimated 2011 goodwill impairment of the contract drilling services reporting unit and the 2012 impairment of the intangible assets of ADTI;

•                  $66 million, or $0.19 per diluted share, net loss from discontinued operations, offset by;

•                  $232 million or $0.67 per diluted share, related to favorable discrete taxes and other items; and

•                  $48 million, or $0.13 per diluted share, gain on the sale of two deepwater floaters.

After consideration of these net unfavorable items, adjusted earnings from continuing operations for the full year 2012 were $1.419 billion, or $3.96 per diluted share.  A reconciliation of the non-GAAP adjusted net income and diluted earnings per share is included in the accompanying schedules.

During the fourth quarter of 2012, the company reclassified its drilling management services operations in the U.S. Gulf of Mexico to discontinued operations, reducing revenues and operating and maintenance expenses by $103 million and $112 million, respectively, for the year ended December 31, 2012.

Interest expense, net of amounts capitalized, was $723 million for the full year 2012, compared with $621 million for the full year 2011.  Capitalized interest for the full year 2012 was $54 million, compared with $39 million in 2011.   Interest income was $56 million for the full year 2012, compared with $44 million in 2011.

For the full year 2012, cash flow from operating activities totaled $2.708 billion, compared with $1.825 billion for 2011.

For the year ended December 31, 2011, net loss attributable to controlling interest totaled $5.754 billion, or $17.88 per diluted share, resulting primarily from the loss on the goodwill impairment associated with the contract drilling services reporting unit of $5.2 billion, or $16.15 per diluted share; and the estimated loss contingencies associated with the Macondo well incident of $1.0 billion, or $3.10 per diluted share.

Full Year 2013 Guidance Summary

The following table is a summary of the company’s full year 2013 guidance for key income statement and balance sheet items.  This information is based on current expectations and certain management assumptions, and is subject to change.

Item	Range
Other Revenues *	$400 million - $420 million
Fleet Average Revenue Efficiency	Approximately 93 percent
Operating and Maintenance Expenses	$5.7 billion - $5.9 billion
Depreciation and Amortization	$1.1 billion - $1.2 billion
General and Administrative Expenses	$280 million - $300 million
Net Interest Expense **	$540 million - $550 million
Annual Effective Tax Rate	Between 18% and 22%
Capital Expenditures	Approximately $3.0 billion
Discontinued Operations	Net loss of $15 million to $20 million per quarter

*  Other Revenues includes Drilling Management Services, recharge revenues, and other miscellaneous revenues.

** Net Interest Expense is net of capitalized interest of approximately $90 million and Interest Income of approximately $50 million.

Forward-Looking Statements

Statements included in this news release including, but not limited to, those regarding estimates of Transocean’s full year 2013 guidance, goodwill or long-lived asset impairments, estimated loss contingencies associated with the Macondo well incident, are forward-looking statements that involve certain assumptions. These statements are based on currently available competitive, financial, and economic data along with our current operating plans and involve risks and uncertainties including, but not limited to, market conditions, Transocean’s results of operations, the effect and results of litigation, assessments and contingencies, and other factors detailed in “Risk Factors” and elsewhere in Transocean’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Transocean disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. EST, 4:00 p.m. CET, on Monday, March 4, 2013.  To participate, dial +1 913-312-0407 and refer to confirmation code 8254413 approximately five to 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto Transocean’s website at www.deepwater.com and selecting “Investor Relations.” A file containing four charts that may be discussed during the conference call, titled “4Q12 Charts,” has been posted to Transocean’s website and can also be found by selecting “Investor Relations/Quarterly Toolkit.” The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in Transocean’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 3:00 p.m. EST, 9:00 p.m. CET, on March 4, 2013, and can be accessed by dialing +1 719-457-0820 or +1 888-203-1112 and referring to the confirmation code 8254413.  Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced internet addresses. Both replay options will be available for approximately 30 days.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 82 mobile offshore drilling units consisting of 48 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment drilling rigs), 25 Midwater Floaters and nine High-Specification Jackups. In addition, we have six Ultra-Deepwater Drillships and three High-Specification Jackups under construction.

For more information about Transocean, please visit the website www.deepwater.com.

Notes

(1) Annual Effective Tax Rate is defined as income tax expense from continuing operations excluding various discrete items (such as changes in estimates and tax on items excluded from income before income tax expense) divided by income from continuing operations before income tax expense excluding gains on sales and similar items pursuant to the accounting standards for income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

(2) Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage.  Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.   See the accompanying schedule entitled “Revenue Efficiency.”

(3) Rig utilization is defined as the total number of operating days divided by the total number of available rig calendar days in the measurement period, expressed as a percentage.  See the accompanying schedule entitled “Utilization.”

(4) Effective Tax Rate is defined as income tax expense from continuing operations divided by income from continuing operations before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Operating revenues
Contract drilling revenues	$2,275	$2,011	$8,773	$7,407
Other revenues	51	122	423	620
	2,326	2,133	9,196	8,027
Costs and expenses
Operating and maintenance	1,438	2,355	6,106	6,179
Depreciation and amortization	278	290	1,123	1,109
General and administrative	65	88	282	288
	1,781	2,733	7,511	7,576
Loss on impairment	—	(5,201)	(140)	(5,201)
Gain (loss) on disposal of assets, net	(4)	(10)	36	(12)
Operating income	541	(5,811)	1,581	(4,762)

Other income (expense), net
Interest income	13	17	56	44
Interest expense, net of amounts capitalized	(180)	(178)	(723)	(621)
Gain on retirement of debt	—	—	2	—
Other, net	(16)	(3)	(50)	(99)
	(183)	(164)	(715)	(676)
Income (loss) from continuing operations before income tax expense	358	(5,975)	866	(5,438)
Income tax expense (benefit)	(74)	119	50	324
Income (loss) from continuing operations	432	(6,094)	816	(5,762)
Income (loss) from discontinued operations, net of tax	25	(28)	(1,027)	85

Net income (loss)	457	(6,122)	(211)	(5,677)
Net income attributable to noncontrolling interest	1	43	8	77
Net income (loss) attributable to controlling interest	$456	$(6,165)	$(219)	$(5,754)

Earnings (loss) per share-basic
Earnings (loss) from continuing operations	$1.19	$(18.67)	$2.27	$(18.14)
Earnings (loss) from discontinued operations	0.07	(0.09)	(2.89)	0.26
Earnings (loss) per share	$1.26	$(18.76)	$(0.62)	$(17.88)

Earnings (loss) per share-diluted
Earnings (loss) from continuing operations	$1.19	$(18.67)	$2.27	$(18.14)
Earnings (loss) from discontinued operations	0.07	(0.09)	(2.89)	0.26
Earnings (loss) per share	$1.26	$(18.76)	$(0.62)	$(17.88)

Weighted-average shares outstanding
Basic	359	329	356	322
Diluted	360	329	356	322

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	December 31,
	2012	2011

Assets
Cash and cash equivalents	$5,134	$4,017
Accounts receivable, net
Trade	1,940	2,049
Other	260	127
Materials and supplies, net	610	529
Assets held for sale	179	26
Deferred income taxes, net	142	142
Other current assets	382	646
Total current assets	8,647	7,536

Property and equipment	26,967	24,833
Property and equipment of consolidated variable interest entities	1,092	2,252
Less accumulated depreciation	7,179	6,297
Property and equipment, net	20,880	20,788
Goodwill	2,987	3,217
Other assets	1,741	3,491
Total assets	$34,255	$35,032

Liabilities and equity
Accounts payable	$1,047	$880
Accrued income taxes	116	86
Debt due within one year	1,339	1,942
Debt of consolidated variable interest entities due within one year	28	245
Other current liabilities	2,933	2,375
Total current liabilities	5,463	5,528

Long-term debt	10,929	10,756
Long-term debt of consolidated variable interest entities	163	593
Deferred income taxes, net	366	487
Other long-term liabilities	1,604	1,925
Total long-term liabilities	13,062	13,761

Commitments and contingencies
Redeemable noncontrolling interest	—	116

Shares, CHF 15.00 par value, 402,282,355 authorized, 167,617,649 conditionally authorized at December 31, 2012 and 2011; 373,830,649 and 365,135,298 issued at December 31, 2012 and 2011, respectively; and 359,505,251 and 349,805,793 outstanding at December 31, 2012 and 2011, respectively	5,130	4,982
Additional paid-in capital	7,521	7,211
Treasury shares, at cost, 2,863,267 held at December 31, 2012 and 2011	(240)	(240)
Retained earnings	3,855	4,180
Accumulated other comprehensive loss	(521)	(496)
Total controlling interest shareholders’ equity	15,745	15,637
Noncontrolling interest	(15)	(10)
Total equity	15,730	15,627
Total liabilities and equity	$34,255	$35,032

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

Cash flows from operating activities
Net income (loss)	$457	$(6,122)	$(211)	$(5,677)
Adjustments to reconcile to net cash provided by operating activities
Amortization of drilling contract intangibles	(10)	(13)	(42)	(45)
Depreciation and amortization	278	290	1,123	1,109
Depreciation and amortization of assets in discontinued operations	—	82	183	342
Share-based compensation expense	25	21	97	95
Loss on impairment	—	5,201	140	5,201
Loss on impairment of assets in discontinued operations	3	6	986	38
(Gain) loss on disposal of assets, net	4	11	(36)	12
Gain on disposal of assets in discontinued operations, net	(12)	(8)	(82)	(183)
Amortization of debt issue costs, discounts and premiums, net	16	30	68	125
Deferred income taxes	(29)	(92)	(133)	(62)
Other, net	25	59	72	144
Changes in deferred revenue, net	15	(23)	(54)	(16)
Changes in deferred expenses, net	55	5	85	(61)
Changes in operating assets and liabilities	96	1,156	512	803
Net cash provided by operating activities	923	603	2,708	1,825

Cash flows from investing activities
Capital expenditures	(657)	(341)	(1,303)	(974)
Capital expenditures for discontinued operations	(31)	(9)	(106)	(46)
Investment in business combination, net of cash acquired	—	(1,047)	—	(1,246)
Proceeds from disposal of assets, net	2	2	191	14
Proceeds from disposal of assets in discontinued operations, net	593	94	789	447
Payment for settlement of forward exchange contract	—	—	—	(78)
Other, net	8	14	40	(13)
Net cash used in investing activities	(85)	(1,287)	(389)	(1,896)

Cash flows from financing activities
Changes in short-term borrowings, net	—	(146)	(260)	(88)
Proceeds from debt	—	2,934	1,493	2,939
Repayments of debt	(1,698)	(2,137)	(2,282)	(2,409)
Proceeds from restricted cash investments	13	479	311	479
Deposits to restricted cash investments	(9)	(523)	(167)	(523)
Proceeds from share issuance, net	—	1,211	—	1,211
Distribution of qualifying additional paid-in capital	—	(255)	(278)	(763)
Other, net	(11)	(108)	(19)	(112)
Net cash provided by (used in) financing activities	(1,705)	1,455	(1,202)	734

Net increase (decrease) in cash and cash equivalents	(867)	771	1,117	663
Cash and cash equivalents at beginning of period	6,001	3,246	4,017	3,354
Cash and cash equivalents at end of period	$5,134	$4,017	$5,134	$4,017

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS

	Operating Revenues (in millions)
	Three months ended			Years ended December 31,
	December 31, 2012	September 30, 2012	December 31, 2011	2012	2011
Contract Drilling Revenues
High-Specification Floaters:
Ultra Deepwater Floaters	$1,198	$1,213	$1,066	$4,643	$3,945
Deepwater Floaters	275	306	256	1,152	969
Harsh Environment Floaters	220	247	285	985	806
Total High-Specification Floaters	1,693	1,766	1,607	6,780	5,720
Midwater Floaters	464	424	333	1,573	1,462
High-Specification Jackups	108	110	58	378	176
Total Contract Drilling Revenues — continuing operations	2,265	2,300	1,998	8,731	7,358

Contract Intangible Revenue	10	10	13	42	45
Other Revenues
Client Reimbursable Revenues	40	46	36	162	142
Integrated Services and Other	3	—	13	10	53
Drilling Management Services	8	75	73	251	429
Total Other Revenues	51	121	122	423	624
Total Revenue from continuing operations	$2,326	$2,431	$2,133	$9,196	$8,027

	Average Daily Revenue (1)
	Three months ended			Years ended December 31,
	December 31, 2012	September 30, 2012	December 31, 2011	2012	2011
Continuing operations:
High-Specification Floaters:
Ultra Deepwater Floaters	$514,300	$515,000	$490,200	$500,300	$461,000
Deepwater Floaters	337,100	356,300	315,200	338,200	340,000
Harsh Environment Floaters	476,400	421,000	463,000	444,500	428,400
Total High-Specification Floaters	469,300	464,600	446,100	455,000	430,400
Midwater Floaters	280,300	264,500	264,800	262,200	286,400
High-Specification Jackups	162,400	154,600	107,300	141,300	108,500
Total Drilling Fleet:	$382,000	$376,200	$369,900	$370,300	$367,600

(1)         Average daily revenue is defined as contract drilling revenues earned per operating day.  An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS (continued)

	Utilization (2)
	Three months ended			Years ended December 31,
	December 31, 2012	September 30, 2012	December 31, 2011	2012	2011
Continuing operations:
High-Specification Floaters:
Ultra Deepwater Floaters	94%	95%	88%	94%	88%
Deepwater Floaters	64%	63%	55%	61%	49%
Harsh Environment Floaters	72%	91%	96%	87%	94%
Total High-Specification Floaters	82%	85%	78%	83%	76%
Midwater Floaters	72%	70%	57%	66%	59%
High-Specification Jackups	81%	86%	74%	84%	57%
Total Drilling Fleet	79%	80%	72%	78%	69%

(2)         Rig utilization is defined as the total number of operating days divided by the total number of available rig calendar days in the measurement period, expressed as a percentage.

	Revenue Efficiency(3)
	Trailing Five Quarters and Historical Data
	4Q 2012	3Q 2012	2Q 2012	1Q 2012	4Q 2011	FY 2012	FY 2011	FY 2010
Ultra Deepwater	95.5%	95.9%	92.4%	89.0%	89.6%	93.2%	87.9%	89.0%
Deepwater	90.9%	96.1%	94.5%	83.1%	89.7%	91.4%	90.7%	91.5%
Harsh Environment Floaters	97.3%	95.4%	97.9%	97.8%	98.0%	97.1%	97.4%	96.0%
Midwater Floaters	93.9%	90.4%	88.2%	90.6%	95.4%	90.9%	93.4%	92.8%
High Specification Jackups	95.2%	97.2%	94.3%	92.1%	93.4%	95.0%	94.8%	94.7%
Total Fleet	94.7%	94.9%	92.7%	89.6%	91.8%	93.0%	90.5%	91.2%

(3)         Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculation for the measurement period, expressed as a percentage.  Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.

TRANSOCEAN LTD. AND SUBSIDIARIES

SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS

(In US$ millions, except percentages)

	Three months ended			Years ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Income (loss) from continuing operations before income taxes	$358	$638	$(5,975)	$866	$(5,438)
Add back (subtract):
Litigation matters	—	8	1,000	758	1,000
Acquisition costs	—	—	17	1	22
Gain on disposal of other assets, net	—	(51)	—	(51)	—
Loss on impairment of goodwill and other assets	—	—	5,201	140	5,201
Loss on redeemed noncontrolling interest	—	—	—	25	—
Loss on forward exchange contract	—	—	—	—	78
Loss on marketable security	—	—	13	—	13
Gain on retirement of debt	—	(2)	—	(2)	—
Other, net	—	—	—	—	6
Adjusted income from continuing operations before income taxes	358	593	256	1,737	882

Income tax (benefit) expense from continuing operations	(74)	105	119	50	324
Add back (subtract):
Litigation matters	—	2	—	2	—
Gain on disposal of other assets, net	—	(3)	—	(3)	—
Loss on impairment of goodwill and other assets	—	—	—	5	—
Changes in estimates (1)	102	(14)	7	256	(14)
Other, net	—	—	—	—	2
Adjusted income tax expense from continuing operations (2)	$28	$90	$126	$310	$312

Effective Tax Rate (3)	-20.7%	16.5%	-2.0%	5.8%	-6.0%

Annual Effective Tax Rate (4)	7.8%	15.2%	49.2%	17.8%	35.4%

(1)

Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2)

The three months and year ended December 31, 2012 includes $(37) million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.

(3)	Effective Tax Rate is income tax expense divided by income before income taxes.
(4)

Annual Effective Tax Rate is income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.

Transocean Ltd. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

Adjusted Net Income and Diluted Earnings Per Share

(in US$ millions, except per share data)

	YTD	QTD	YTD	QTD	YTD	QTD	QTD
	12/31/12	12/31/12	09/30/12	09/30/12	06/30/12	06/30/12	03/31/12
Adjusted Net Income
Net income (loss) attributable to controlling interest, as reported	$(219)	$456	$(675)	$(381)	$(294)	$(304)	$10
Add back (subtract):
Litigation matters	756	—	756	6	750	750	—
Loss on impairment of goodwill and other assets	135	—	135	—	135	—	135
Gain on disposal of assets, net	(48)	—	(48)	(48)	—	—	—
Gain on retirement of debt	(2)	—	(2)	(2)	—	—	—
Loss on redeemed noncontrolling interest	25	—	25	—	25	14	11
Loss on impairment of discontinued operations	961	2	959	881	78	12	66
(Gain) loss on sale of discontinued operations	(69)	(1)	(68)	2	(70)	(72)	2
(Gain) loss from discontinued operations	135	(26)	161	33	128	59	69
Discrete tax items and other, net	(255)	(101)	(154)	15	(169)	(141)	(28)
Net income, as adjusted	$1,419	$330	$1,089	$506	$583	$318	$265

Diluted Earnings Per Share:
Diluted earnings (loss) per share, as reported	$(0.62)	$1.26	$(1.90)	$(1.06)	$(0.84)	$(0.86)	$0.03
Add back (subtract):
Litigation matters	2.11	—	2.12	0.02	2.12	2.11	—
Loss on impairment of goodwill and other assets	0.38	—	0.38	—	0.38	—	0.38
Gain on disposal of assets, net	(0.13)	—	(0.13)	(0.13)	—	—	—
Gain on retirement of debt	(0.01)	—	(0.01)	(0.01)	—	—	—
Loss on redeemed noncontrolling interest	0.07	—	0.07	—	0.07	0.04	0.03
Loss on impairment of discontinued operations	2.70	—	2.70	2.45	0.23	0.03	0.19
(Gain) loss on sale of discontinued operations	(0.19)	—	(0.19)	0.01	(0.20)	(0.20)	0.01
(Gain) loss from discontinued operations	0.38	(0.07)	0.45	0.09	0.36	0.17	0.19
Discrete tax items and other, net	(0.73)	(0.28)	(0.44)	0.03	(0.48)	(0.40)	(0.08)
Diluted earnings per share, as adjusted	$3.96	$0.91	$3.05	$1.40	$1.64	$0.89	$0.75

	YTD	QTD	YTD	QTD	YTD	QTD	QTD
	12/31/11	12/31/11	09/30/11	09/30/11	06/30/11	06/30/11	03/31/11
Adjusted Net Income
Net income (loss) attributable to controlling interest, as reported	$(5,754)	$(6,165)	$411	$(32)	$443	$124	$319
Add back (subtract):
Litigation matters	1,000	1,000	—	—	—	—	—
Acquisition costs	22	17	5	5	—	—	—
Loss on impairment of goodwill and other assets	5,201	5,201	—	—	—	—	—
Loss on marketable security	13	13	—	—	—	—	—
Loss on forward exchange contract	78	—	78	78	—	—	—
Loss on impairment of discontinued operations	34	4	30	5	25	25	—
(Gain) loss on sale of discontinued operations	(214)	(24)	(190)	(14)	(176)	2	(178)
Loss from discontinued operations	95	48	47	11	36	10	26
Discrete tax items and other, net	19	(8)	27	(6)	33	13	20
Net income, as adjusted	$494	$86	$408	$47	$361	$174	$187

Diluted Earnings Per Share:
Diluted earnings (loss) per share, as reported	$(17.88)	$(18.76)	$1.28	$(0.10)	$1.38	$0.38	$0.99
Add back (subtract):
Litigation matters	3.10	3.04	—	—	—	—	—
Acquisition costs	0.07	0.05	0.02	0.02	—	—	—
Loss on impairment of goodwill and other assets	16.15	15.83	—	—	—	—	—
Loss on marketable security	0.04	0.04	—	—	—	—	—
Loss on forward exchange contract	0.24	—	0.26	0.25	—	—	—
Loss on impairment of discontinued operations	0.11	0.01	0.11	0.02	0.09	0.08	—
(Gain) loss on sale of discontinued operations	(0.66)	(0.07)	(0.62)	(0.04)	(0.56)	0.01	(0.56)
Loss from discontinued operations	0.29	0.15	0.16	0.03	0.11	0.03	0.08
Discrete tax items and other, net	0.06	(0.03)	0.06	(0.03)	0.10	0.04	0.07
Diluted earnings per share, as adjusted	$1.52	$0.26	$1.27	$0.15	$1.12	$0.54	$0.58